EXHIBIT 99.1
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                            PITNEY BOWES TO SPIN OFF
                            CAPITAL SERVICES BUSINESS

Stamford, Conn., April 4, 2005 - Pitney Bowes Inc. (NYSE: PBI) today announced that it has entered into a definitive agreement with Cerberus Capital Management, L.P. for a sponsored spin-off of its Capital Services external financing business. Under the terms of the agreement, Cerberus is expected to invest in excess of $100 million for common and preferred stock representing up to 19.9% of the voting interest and up to 48% economic interest in the spun-off entity. The agreement anticipates that Pitney Bowes stockholders will receive 80.1% of the common stock of the new public company in a tax-free distribution. Cerberus' investment will provide additional capital for the expansion of the Capital Services business.

     Capital Services provides commercial financing solutions for non-Pitney Bowes equipment in three areas: Capital Equipment, Vendor Financing, and Commercial Real Estate. At the end of 2004, the Company's Board of Directors approved a plan to pursue a spin-off, contingent upon certain events including reaching an acceptable agreement with an outside investor. The spun-off entity will be an independent, publicly-traded company.

     Michael J. Critelli, Chairman and CEO of Pitney Bowes Inc., noted, "We believe that the successful spin-off of this operation will maximize shareholder and customer value for both Pitney Bowes and Capital Services. Signing this agreement is an important step in this process. The completed spin-off will give both Pitney Bowes and Capital Services enhanced strategic focus and greater flexibility to invest and respond to market opportunities."
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     The independent  company will be led by Keith Williamson as Chief Executive
Officer, who is currently leading the transition of this operation to an independent entity during the spin-off process. It will also benefit from a very seasoned executive, sales and operational staff that has worked together for more than a decade and has an average tenure of 25 years in the industry.

     Mr. Williamson has over 16 years experience in the external financing market and has headed the Capital Services business for Pitney Bowes since 1999. He joined Pitney Bowes in 1988 and subsequently held a series of positions of increasing responsibility in the company's tax, finance and legal operations, including oversight of the treasury function and the rating agency activity associated with the public debt of Pitney Bowes Credit Corporation. Mr.
Williamson was also General Counsel of Pitney Bowes Credit Corporation, and President of Pitney Bowes Global Credit Services, which included the company's captive finance operations. Ranked among FORTUNE Magazine's "50 Most Powerful African American Executives", he received his B.A. from Brown University, his J.D. and M.B.A. from Harvard University and his L.L.M. in taxation from New York University Law School.

     Mr. Williamson is the right person to lead the operation, according to Mr. Critelli. "Keith Williamson brings exceptional credentials to the table, including a wealth of experience in complex external finance transactions, extensive legal and tax knowledge, and solid business judgment. He is an outstanding and respected leader of a team of seasoned professionals that he has led for many years. Together, they will look to deliver customer and shareholder value through the new entity."

     The spun-off entity will include approximately $2 billion in external finance assets. According to Mr. Williamson, "As a specialty finance company, we will focus on assets, structures and markets where we have strong expertise. We will continue to employ a disciplined approach to credit and underwriting, which is the foundation on which our history of controlled growth and quality portfolio management has been built."

     The contribution of these operations to the company's full-year 2004 performance included: $127 million of revenue, $79 million of EBIT, $0.14 of diluted earnings per share and $143 million of cash from operations.
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     The transaction is not subject to a vote of Pitney Bowes shareholders.  The stock distribution ratio and record and distribution dates will be determined just prior to the spin date. The transaction is expected to be completed by the end of 2005, subject to a favorable ruling from the Internal Revenue Service that the transaction will be tax-free, regulatory review and other customary conditions.

     Pitney Bowes was advised on this transaction by JPMorgan and Cerberus was advised by Lehman Brothers and IXIS Capital Markets North America.

     Headquartered in New York, Cerberus Capital Management, L.P. and its affiliated entities manage funds and accounts with capital in excess of $15 billion.

     Pitney Bowes is the world's leading provider of integrated mail and document management systems, services and solutions. The $5 billion company helps organizations of all sizes efficiently and effectively manage their mission-critical mail and document flow in physical, digital and hybrid formats. Its solutions range from addressing software and metering systems to print stream management, electronic bill presentment and presort mail services. The company's 80-plus years of technological leadership have produced many major innovations in the mailing industry, and it is consistently on the Intellectual Property Owner's list of top U.S. patent holders. With approximately 35,000 employees worldwide, Pitney Bowes serves more than 2 million businesses through direct and dealer operations. Visit www.pb.com/pbcs for more information on Capital Services. More information on the company can be found at www.pb.com.

     Certain information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain and involve risks. Consequently, actual results may differ materially from those indicated by the forward-looking statements. Statements made herein that may be considered forward looking include statements concerning the tax-free nature of the distribution of Pitney Bowes Capital Service's common stock to Pitney Bowes' stockholders and the anticipated investment by Cerberus Capital Management, L.P. A variety of risks and uncertainties could cause Pitney Bowes actual results to differ materially from the anticipated results or other expectations expressed in the Pitney Bowes forward looking statements. The risks and uncertainties include, without limitation of the following: (a) underlying assumptions or expectations related to the spin-off transaction proving to be inaccurate or unrealized; (b) the timing of the Securities and Exchange Commission's review of Pitney Bowes Capital Service's registration statement; and (c) the uncertainty of general business and economic conditions. Additional factors related to these and other expectations are more fully outlined in Pitney Bowes 2004 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of the spin-off.